July 28, 1997





            American General Series Portfolio Company
            2929 Allen Parkway
            Houston, Texas  77019

            Gentlemen:

            At you request, I have examined the form of Registration
            Statement (File No. 2-83631/811-3788) on Form N-1A filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your Stock Index Portfolio, MidCap Index Portfolio, Small Cap Index Portfolio, International Equities Portfolio, Growth Portfolio, Growth & Income Portfolio, Science & Technology Portfolio, Social
            Awareness Portfolio, Timed Opportunity Portfolio, Capital Conservation Portfolio, Government Securities Portfolio, International Government Bond Portfolio and Money Market
            Portfolio series of common stock, each series at $0.01 par value. I have also examined the form of Rule 24f-2 Notice proposed to be filed by you with the Commission not later than July 29, 1997, reporting shares issued and sold of your capital stock in reliance upon your registration of indefinite number of shares pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

            Based upon my examination and upon my knowledge of your corporate activities, and assuming, without independent verification, that the shares were sold in compliance with applicable state laws and in the manner referred to in the Registration Statement, it is my opinion that the shares were legally issued, fully paid and nonassessable.

            I consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.

            Yours very truly,



            Cynthia A. Toles/s/
            cat/csw